EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

RELIANT FINANCIAL GROUP, LLC

AND

ACCESS PLANS, INC.

Dated February 17, 2012

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on February 17, 2012, by and among Access Plans, Inc., an Oklahoma corporation (“Seller”); and Reliant Financial Group, Company, an Oregon limited liability company (“Buyer”). Capitalized terms used in this Agreement not otherwise defined have the meanings ascribed to them in Section 6.1 hereof.

INTRODUCTION

A. Seller is the sole shareholder of America’s Health Care/Rx Plan Agency, Inc., a Delaware corporation (the “Company”), and holds one hundred percent (100%) of the issued and outstanding common stock, $0.01 par value, of the Company (the “Subject Shares”).

B. Seller previously transferred and assigned certain assets owned by Seller and utilized in the business activities conducted by the Company with the intent of causing all assets utilized in those business activities to be owned or held by the Company, other than certain excluded computer equipment and software (the “Excluded Assets”).

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Subject Shares which are all of the shares outstanding, on the terms and conditions set forth in this Agreement.

D. The term “Company” shall include the Company and its wholly owned subsidiary Care Financial of Texas, LLC, a Texas limited liability company (the “Company Subsidiary”).

E. Prior to the Closing Date, Seller delivered to Buyer the consolidated balance sheet of the Company dated as of February 1, 2012, and an estimated consolidated balance sheet of the Company as of the Closing presenting the methodologies to be used to create an intermonth Closing (the “Pre-Closing Balance Sheet” and attached hereto as Exhibit A), both prepared in accordance with general accepted accounting principles of the United States of America (“GAAP”), except for the absence of notes and ordinary year-end adjustments. The Pre-Closing Balance Sheet was adjusted as follows:

(i) All intangible assets including goodwill shall be eliminated and removed;

(ii) All accounts receivable, notes receivable and other similar assets representing payment obligations of Seller or any of its subsidiaries (other than the Company Subsidiary) owed to the Company shall be eliminated as intercompany items;

(iii) The allowance for doubtful accounts shall be adjusted to no less than Seven Hundred Fifty Thousand Dollars ($750,000); and

(iv) Federal (United States) income taxes (and similar state, local or foreign taxes) payable shall be eliminated to the extent the pre-Closing Date income taxes are to be paid by Seller resulting from the Company and the Company Subsidiary being included within Seller’s consolidated group for federal, state, local or foreign income tax purposes.

The Pre-Closing Balance Sheet, after giving effect to the forgoing adjustments, shall be referred to as the “Acquisition Balance Sheet” (and attached hereto as Exhibit B) and was the basis for determination of the Purchase Price (as defined below).

F. Prior to delivery of the Pre-Closing Balance Sheet to Buyer and on the Closing Date, Seller caused the balance of cash on deposit in the accounts of the Company to be not less than Five Hundred Thousand Dollars ($500,000) and shall cause all individuals who are not AHCP employees with the exception of Joe Danko to be taken off as authorized signers.

G. After Closing, Buyer and Seller will make the Section 338 Election (as defined below) to effectively cause the purchase of the Subject Shares to be considered the purchase of the assets of the Company for federal income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE AND PURCHASE

1.1 Agreement to Sell and Purchase. On and subject to the terms of this Agreement, (a) Seller hereby sells to Buyer, and (b) Buyer hereby purchases from Seller the Subject Shares.

1.2 Purchase Price and Purchase Price Allocation.

(a) Purchase Price Amount. As payment in full for the Subject Shares, Buyer hereby agrees to pay to Seller at the Closing the purchase price (the “Purchase Price”) of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), payable in cash in the amount of Three Hundred Fifty Thousand Dollars ($350,000) (the “Closing Payment”) and by delivery to Seller of Buyer’s promissory note, substantially in the form attached as Exhibit C to this Agreement (the “Promissory Note”) in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000). The Purchase Price will be subject to adjustment after the Closing as provided in Sections 1.5 and 1.6. Buyer’s obligations under the Promissory Note shall be secured by the Subject Shares. In the event Buyer shall not be in default under the terms of the Promissory Note, (i) upon payment of the first installment of the Promissory Note, Seller shall release twenty-five percent (25%) of the Subject Shares as security and (ii) upon payment of the second installment of the Promissory Note, Seller shall release an additional twenty-five percent (25%) of the Subject Shares as security. Until the Buyer shall have fully performed its obligations under Promissory Note, including both principal and accrued interest, the Company, the Company Subsidiary and any of their other subsidiaries shall not, and Buyer shall not permit, the Company, the Company Subsidiary or any of their subsidiaries to, issue any shares of the Company capital stock options, warrants, calls, rights, puts or enter into any Contracts to which the Company or the Company Subsidiary or any of their subsidiaries is a party or by which the Company, the Company Subsidiary or any of their other subsidiaries is bound obligating the Company, the Company subsidiary or any of their other subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock or other voting securities or equity equivalents of the Company, the Company Subsidiary or any of their subsidiaries or obligating the Company, the Company Subsidiary or any of their subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. For purposes of this Section 1.2(a), “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral, and any amendment thereto. Furthermore, the following legend shall be placed upon the certificates evidencing the Subject Shares upon reissuance to Buyer:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN STOCK PURCHASE AGREEMENT BETWEEN RELIANT FINANCIAL GROUP, LLC AND ACCESS PLANS, INC. AND THE REGISTERED OWNER OF SAID SHARES DATED FEBRUARY 17, 2012, AND THAT CERTAIN PROMISSORY NOTE ISSUED BY RELIANT FINANCIAL GROUP, LLC IN FAVOR OF ACCESS PLANS, INC. DATED FEBRUARY 22, 2012.

Within five (5) days following the Closing, Buyer shall deliver to Seller stock certificates evidencing the Subject Shares, which Seller shall hold as security for the Promissory Note until released as provided in this Section 1.2(a).

(b) Purchase Price Allocation. The Purchase Price, prior to any post-Closing adjustments, as may be applicable, Buyer’s acquisition costs, the liabilities of the Company and other relevant items in accordance with Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.338(h)(10)-1 (the “Section 338 Regulations”) shall be allocated in accordance with Allocation Schedule which will be prepared by Buyer prior to Closing (the “Allocation Schedule”) for all purposes (the “Section 338 Determinations”).

(c) Buyer and Seller shall jointly make (i) the joint election provided for in Sections 338(h)(10) and 338(g) of the Code and the Section 338 Regulations with respect to the Company and/or (ii) such other similar elections, if any, under the laws of any foreign, state or local jurisdiction analogous to the election provided for in Section 338 of the Code (the elections described in (i) and (ii) collectively, the “Section 338 Elections”). The Buyer and Seller shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation and filing of IRS Form 8023 and IRS Form 8883 (and all supplements thereto). Each of the parties hereto agrees to (i) prepare and timely file all applicable Tax Returns, including IRS Form 8023 and IRS Form 8883 (and all supplements thereto), in a manner consistent with the Allocation Schedule, as adjusted to give effect to any post-Closing Purchase Price adjustments, as may be applicable, and (ii) act in accordance with the Allocation Schedule for all Tax purposes, unless otherwise required by applicable law. At the Closing, Seller shall deliver to Buyer an executed IRS Form 8023, which Buyer may, at its option, file with the IRS.

(d) Buyer shall determine the liabilities of the Company, and allocate the “modified adjusted deemed sales price,” such liabilities, and other relevant items in accordance with Section 338 and the Section 338 Regulations (such determination and allocation, the “Section 338 Determinations”). Buyer and Seller agree to act in accordance with the Section 338 Determinations in the preparation and filing of all Tax Returns and in the course of any Tax audit, appeal, or litigation relating thereto, except as may be required by applicable law. Upon payment of any indemnification obligations hereunder resulting in an adjustment of the “modified adjusted deemed sales price,” the Section 338 Determinations shall be appropriately adjusted in accordance with the procedures described in this Section 1.2(c), Seller objects in writing (a “Notice of Allocation Dispute”) to Buyer, specifying the basis for Seller’s objection and preparing an alternative allocation and/or methodology; provided, however, that Seller may only object on the basis that the Buyer’s proposed Allocation Schedule is not reasonable. If Seller objects on such basis, Seller and Buyer shall in good faith attempt to resolve the dispute within thirty (30) calendar days of the delivery of the Notice of Allocation Dispute to Buyer; provided that any settlement negotiations will not be discoverable by or communicated to the Arbitrator (as identified in Section 1.7). If a timely Notice of Allocation Dispute is received by Buyer, then the Allocation Schedule (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Allocation Dispute or (y) the date all matters in dispute are finally resolved in writing by the Arbitrator.

Any resulting federal, state, local or foreign additional income taxes of Seller up to $25,000 resulting from making the election under Section 338 Election in excess of the income taxes that Seller would incur if no Section 338 Election was made shall be a Purchase Price adjustment in accordance with Section 1.6.

1.3 Closing; Deliverables of Seller and Buyer.

(a) The Closing. Subject to the conditions contained in this Agreement, the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of the Company located at 4929 Royal Lane, Irving, Texas at 10:00 am CT or such other time and place as the parties hereto may agree, on the date in which all conditions to Closing have been satisfied or waived (the “Closing Date”), provided however that this Agreement may be terminated by either the Buyer or the Seller if the Closing does not occur by February 22, 2012.

(b) Deliverables of Seller. At the Closing, Seller shall deliver to Buyer:

(i) a duly executed assignment of the stock certificate or stock certificates evidencing the Subject Shares;

(ii) a duly executed resignation, dated as of the Closing, from each of Danny C. Wright, Brett Wimberley, Bradley W. Denison, Joseph M. Danko, Jose I. Leyva, Jr. and Karen L. Robb, as directors and/or officers of the Company;

(iii) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in the State of Delaware, dated no more than three (3) business days prior to the Closing;

(iv) a certificate of the Secretary of State of the State of Oklahoma as to the legal existence and good standing of Seller in the State of Oklahoma, dated no more than three (3) business days prior to the Closing;

(v) a certificate of the Secretary of State of the State of Texas as to the legal existence and good standing of Care Financial of Texas, LLC, a limited liability company, in the State of Texas, dated no more than three (3) business days prior to the Closing;

(vi) a certificate of the Corporate Secretary of Seller certifying the resolutions of Seller’s Board of Directors authorizing and approving the transactions contemplated by this Agreement;

(vii) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(vii) a release from each terminated employee of the Company, in substantially the form attached hereto as Exhibit E;

(viii) the modification, in a form satisfactory to Buyer, of the “Agency-In-A-Box” Licensing Agreement between the Company and IBoomerang.Com, Inc., an Ohio corporation, dated September 1, 2011 (the “IBoomerang Agreement”) regarding the non-solicit/non-compete provisions thereof as agreed upon by Seller and the Company;

(ix) the Settlement Agreement pursuant to which Company shall have settled the litigation styled American Insurance Agencies of Greater Florida, Inc. v. America’s Health Care/Rx Plan Agency, Inc., Case Number 2008 CAQ002639 NC, pending in the Twelfth Judicial Court in and for Sarasota County, Florida;

(x) The Sublease Agreement or an agreement to allow occupancy between Seller and the Company respecting the offices of the Company in Irving Texas, which will contain reasonable language requiring the Company to abide by all rules and restrictions of the building, privacy obligations and fully indemnify Seller for any expenses, claims, or other liabilities related to the use of space and which will not create any obligation of Seller to alter the space in any way;

(xi) The Pre-Closing Balance Sheet and the Acquisition Balance Sheet, which must be acceptable to Buyer in its sole discretion; and

(xii) A check in the amount of $20,000 related to the amendment to the IBoomerang Agreement.

(c) Deliverables of Buyer. At the Closing, Buyer shall deliver to Seller:

(i) the Closing Payment, by wire transfer of immediately available funds, in accordance with Seller’s duly authorized payment instructions provided to Buyer by Seller;

(ii) the Promissory Note executed by Buyer;

(iii) a certificate of the Secretary of State of the State of Oregon as to the legal existence and good standing of Buyer in the State of Oregon, dated no more than three (3) business days prior to the Closing;

(iv) the Allocation Schedule; and

(v) a certificate of the Secretary of Buyer certifying the resolutions of Buyer’s Board of Directors authorizing and approving the transactions contemplated by this Agreement.

(d) Other Deliverables. At or prior to the Closing, Seller, the Company and Buyer, as applicable, shall execute and deliver the following other agreements (collectively, the “Additional Closing Documents” and with this Agreement the “Transaction Documents”):

(i) the IT Transition Services Agreement in substantially the form of Exhibit D attached hereto, or as otherwise agreed upon by Seller and Buyer;

(ii) Buyer and Charles Harris shall have executed and delivered an Employment Agreement in substantially the form attached hereto as Exhibit F at Closing.

1.4 Purchase Price Determination. Prior to the Closing, Buyer and Seller agreed to an unadjusted purchase price of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000). As used herein, “Net Working Capital” shall be defined as total current assets reflected on the Acquisition Balance Sheet (or Post-Closing Balance Sheet, as applicable) minus total current liabilities reflected on the Acquisition Balance Sheet (or Post-Closing Balance Sheet, as applicable). Seller has furnished to Buyer the Acquisition Balance Sheet setting forth the Net Working Capital equal to $0 (the “Target Working Capital”). Any excess in Net Working Capital over the Target Working Capital shall, increase the Purchase Price on a dollar-for-dollar basis and shall be reflected in an increase in the principal amount of the Promissory Note. Any shortfall in Net Working Capital under the Target Working Capital shall decrease the Purchase Price on a dollar-for-dollar basis and shall be reflected as a decrease in the Closing Payment. The Acquisition Balance Sheet with the Net Working Capital calculations is set forth on Exhibit B attached hereto.

1.5 Post Closing Purchase Price Adjustment

(a) Delivery of Post-Closing Balance Sheet. Within thirty (30) days after the Closing, Buyer shall deliver to Seller an unaudited balance sheet of the Company as of the Closing Date in accordance with GAAP, except for the absence of notes and ordinary year-end adjustments, and adjusted as set forth in Introduction E above (the “Post-Closing Balance Sheet”). The Post-Closing Balance Sheet shall be prepared based upon an allocation of financial results in February 2012 as follows: (i) to the credit of Seller, the number of days from February 1, 2012 to the Closing Date divided by 29, and (ii) to the credit of Buyer, the number of days from the Closing Date to February 29 divided by 29; provided, however any expenses or disbursements by the Seller prior to the Closing Date not in the ordinary course of business in accordance with past practices, including without limitation, extraordinary expenses related to litigation settlement, employee bonuses for releases, and any allocation of indirect or other overhead from the Company’s parent to the Company will be credited to the Seller. For the avoidance of doubt, an example of the Post-Closing Balance Sheet calculation is attached hereto as Schedule 1.5(a).

(b) Post-Closing Purchase Price Adjustment. In the event the Net Working Capital reflected on the Post-Closing Balance Sheet differs from the Net Working Capital reflected on the Acquisition Balance Sheet, the Purchase Price shall be further adjusted as follows:

(i) Any excess in Post-Closing Balance Sheet Net Working Capital over the Acquisition Balance Sheet Net Working Capital shall, increase the Purchase Price on a dollar-for-dollar basis and shall be reflected in an increase in the principal amount of the Promissory Note; or

(ii) Any shortfall in Post-Closing Balance Sheet Net Working Capital under the Acquisition Balance Sheet Net Working Capital shall, decrease the Purchase Price on a dollar-for-dollar basis and Seller shall pay Buyer such shortfall in cash.

In the event the principal amount of the Promissory Note shall be adjusted pursuant to this Section 1.5, Seller shall return the Promissory Note delivered by Buyer at Closing to be voided by Buyer, and Buyer shall execute a replacement Promissory Note, appropriately adjusted, that shall be delivered to Seller. Any increase in the principal amount of the Promissory Note pursuant to this Section 1.5 shall be a proportionate adjustment of each principal payment installment of the Promissory Note.

1.6 Section 338 Election Price Adjustment.

To the extent of the increase in the federal (United States) (and similar state, local or foreign income taxes) resulting from and attributable to the Section 338 Election (the “Section 338 Taxes”), the Purchase Price shall be increased by an amount equal to the Section 338 Taxes up to a maximum Purchase Price increase of $25,000. Buyer shall notify Seller in writing of the amount and in detail the basis for determination of the Section 338 Taxes (the “Section 338 Notification”). Subject to Section 1.6, this increase in the Purchase Price shall be paid to Seller within fifteen (15) days after Seller’s receipt of the Section 338 Notification or, if applicable, final determination of the Section 338 Taxes in accordance with Section 1.6.

1.7 Seller’s Disagreement.

Notwithstanding the preceding, if Seller in good faith and within ten (10) business days of receipt of the Post-Closing Balance Sheet or the Section 338 Notification disagrees with the Post-Closing Balance Sheet or the Section 338 Notification, Seller shall notify Buyer in writing of the disagreement along with the basis for that disagreement (the “Seller Notice”). If the parties are unable, within ten (10) days after the date on which the Seller Notice was given, to resolve the disputed items set forth in the Seller Notice by agreement, then for a period of five (5) days thereafter either Seller or Buyer shall have the right to demand that the disputed items be determined by binding arbitration by written notice to the other (the “Demand”). Such arbitration shall be by Clark Nuber P.S. (“Clark Nuber”), unless the parties shall mutually agree upon another firm of independent certified public accountants (in either case the “Arbitrator”), whose good faith final determination of the disputed items shall be binding and conclusive on the parties, their successors and assigns and enforceable by court order. In connection with any such dispute submitted to the Arbitrator, each party will furnish to the Arbitrator such work papers and other documents and information relating to the disputed issues as the Arbitrator may request and are available to the party (or its independent public accounts), and will be afforded the opportunity to present to the Arbitrator any material relating to the determination and to discuss the determination with the Arbitrator and to review any material presented to the Arbitrator by the other party. The Arbitrator’s award shall not constitute an audit or accounting opinion by the Arbitrator. The Arbitrator’s authority is expressly limited to findings of fact based on the submissions of the parties and determining that the Post-Closing Balance Sheet or the Section 338 Notification for adjustment of the Purchase Price. The parties shall instruct the Arbitrator to provide to each of Buyer and Seller a draft of its preliminary report of finding within fifteen (15) days after selection, or as soon thereafter as possible, and each of the parties shall have five (5) days after receipt of the draft to comment thereon. The parties shall instruct the Arbitrator to make its final determination regarding any disputed items within forty-five (45) days after the selection or as soon thereafter as possible. If Clark Nuber is unable or unwilling to serve as the Arbitrator and Buyer and Seller cannot agree on the selection of another Arbitrator within ten (10) days after Clark Nuber has notified the parties of its inability or unwillingness to be the Arbitrator, then any judge of a court of competent jurisdiction shall, at the request of either party hereto, appoint the Arbitrator. If (i) Seller does not give the Seller Notice in the manner set forth above or (ii) the Seller Notice shall be given but the parties fail to resolve the disputed items and Demand shall not be made in the manner set forth above, then in either of those events the Post-Closing Balance Sheet or the Section 338 Notification as submitted by Buyer shall be final and conclusive and binding upon all parties for purposes of the Purchase Price pursuant to Sections 1.5 and Section 1.6, as may be applicable. The fees and expenses of the Arbitrator in making its review shall be paid one-half by Buyer and one-half by Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this Article 2 is qualified by the disclosure made with respect to any such particular representation and warranty in the Seller Disclosure Schedule attached hereto as Schedule 2, to the extent that such disclosure specifically identifies the subsection that it qualifies. This Article 2 and the Seller Disclosure Schedule shall be read together as an integrated provision. Seller hereby makes the representations and warranties to Buyer as set forth below as of the Closing Date.

2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with full corporate power and authority to own the Subject Shares. Each of the Company and the Company Subsidiary is duly organized, validly existing and in good standing under the laws of the Delaware and Texas, respectively. Seller represents and warrants that each of the Company and the Company Subsidiary have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction, whether domestic or foreign, in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The parties acknowledge that state and local licensing is an essential process and an ongoing responsibility of the Company and the Company Subsidiary.

2.2 Authorization of Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and to complete the transactions contemplated in this Agreement. This Agreement and the other Transaction Documents (except for Transaction Documents to be executed and delivered solely by Buyer) have been duly and validly approved by the board of directors of Seller and no other proceedings on the part of Seller are necessary to approve this Agreement and to complete the transactions contemplated in this Agreement. This Agreement and the other Transaction Documents delivered by Seller: (a) have been duly executed and delivered by Seller, and (b) constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

2.3 No Conflict or Violation. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents executed and delivered by Seller and the completion of the contemplated transactions and thereby do not and will not in any material fashion: (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Seller and the Company; (b) violate or conflict with any provision of the operating agreement (or limited liability company agreement of the Company Subsidiary; (c) violate any provision or requirement of any federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Seller, the Company or the Company Subsidiary; (d) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any contract applicable to the Company or the Company Subsidiary; (e) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of Subject Shares or any of the properties or assets of the Company or the Company Subsidiary; or (f) require the consent, approval, or notification of, or registration or filing with, any third Person. Seller does not represent or warrant that any state or local contractor licenses will remain valid following a change in control of the Company or the Company Subsidiary as contemplated in this Agreement.

2.4 Governmental Consents. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for (a) the execution and delivery by Seller of this Agreement and the other Transaction Documents required to be delivered by Seller or (b) the completion of the transactions contemplated in this Agreement or thereby.

2.5 Ownership of Subject Shares.

(a) Seller is the sole record holder of the Subject Shares and has sole legal and beneficial ownership of, and good and valid title to, the Subject Shares. All of the Subject Shares were validly issued to Seller and none of the Subject Shares was issued to Seller in violation of any federal (United States), state or foreign securities law. All of the Subject Shares are free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any Person. There is no security, option, warrant, right (including, without limitation, preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which Seller, the Company or the Company Subsidiary is a party or by which Seller, the Company or the Company Subsidiary is bound that directly or indirectly (a) calls for the issuance, sale, pledge, delivery or other disposition of any interests in the Company or the Company Subsidiary or any securities convertible into, or other rights to acquire, any interests in the Company or the Company Subsidiary, (b) relates to the voting or control of any interests in the Company or the Company Subsidiary, or (c) obligates Seller, the Company or the Company Subsidiary or any of its respective Affiliates to grant, offer or enter into any of the foregoing. Seller has the absolute and unrestricted right, power, authority and capacity to transfer the Subject Shares to Buyer and, upon the completion of the transactions contemplated in this Agreement, Buyer will become the sole record holder of the Subject Shares and acquire from Seller sole legal and beneficial ownership of, and good and valid title to, the Subject Shares, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any Person.

(b) The Subject Shares represent all the outstanding equity interests of the Company. Except for the transactions contemplated by this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or Seller is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(c) The Company is the sole member of the Company Subsidiary and has sole legal and beneficial ownership of, and good and valid title to, all of the outstanding membership interests of the Company Subsidiary. All of the membership interests of the Company Subsidiary were validly issued to the Company and none of the membership interests was issued to the Company in violation of any federal (United States), state or foreign securities law. All of the membership interests of the Company Subsidiary are free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any Person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company, Seller or the Company Subsidiary is a party or by which the Company, Seller or the Company Subsidiary is bound obligating the Company, Seller or the Company Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any membership interests or other equity interests of the Company Subsidiary or obligating the Company, Seller or the Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

2.6 Real and Personal Property.

(a) Owned Property. None of the properties or assets owned by the Company and the Company Subsidiary is subject to any mortgages, liens, pledges, loans, claims or encumbrances of any kind whatsoever, except for liens for current Taxes not yet due and payable. Each of the Company and the Company Subsidiary does not own or hold record title to any real property.

(b) Leased Property. The properties and assets leased by the Company or the Company Subsidiary are held under valid and enforceable lease agreements of those properties and assets. Section 2.6(b) of the Seller Disclosure Schedule sets forth a list of all leases or rental contracts for real and personal property under which the Company or the Company Subsidiary is a lessee, lessor, sublessee or sublessor. There are no outstanding written or oral contracts made by the Company or the Company Subsidiary for any alterations or improvements on or to any leased property which have not been fully paid for.

2.7 Intellectual Property.

(a) Right to Intellectual Property. Each of the Company and the Company Subsidiary owns exclusively or has the exclusive right to use, free and clear of all mortgages, liens, pledges, loans, claims, encumbrances or restrictions of any kind whatsoever, all the intellectual property disclosed in Section 2.7(a) of the Seller Disclosure Schedule (the “Intellectual Property”). The Intellectual Property constitutes all patents (including without limitation additions, continuations, continuations-in-part, divisionals, re-issues, or extensions based thereon), trademarks, trade names, copyrights, any applications for the foregoing, schematics, technology, know-how, trade secrets, works of authorship, privacy rights, inventions, ideas, algorithms, processes, customer lists, knowledge of insurance requirements of customers, computer software programs or applications (in source code and object code form, as applicable), and all other tangible or intangible proprietary information or material used or currently proposed to be used in the business of the Company or the Company Subsidiary as currently conducted or as currently proposed to be conducted by the Company and the Company Subsidiary and that are required for the Company or the Company Subsidiary to operate its business in the manner conducted prior to the Closing (“Intellectual Property Rights”). Section 2.7(a) of the Seller Disclosure Schedule identifies each patent, trademark registration, service mark registration and copyright registration, or application for any of the foregoing, which is owned or licensed by the Company or the Company Subsidiary, has been issued to the Company or the Company Subsidiary or has been submitted by the Company or the Company Subsidiary for issuance. All patents, patent applications, registered trademarks and service marks, and copyrights held by the Company or the Company Subsidiary are valid and subsisting. As of the Closing Date, there are no actions that must be taken by the Company or the Company Subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Rights. Each of Seller, the Company and the Company Subsidiary has not received written notification that the Company or the Company Subsidiary is infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the Intellectual Property.

(b) Disputes. Each of Seller, the Company and Company Subsidiary has not received written notification that (i) any Person has interfered with, infringed upon, misappropriated or violated any of the Intellectual Property of the Company; (b) there are material disputes involving contracts or licenses between the Company or the Company Subsidiary and any other Person, with respect to the Intellectual Property used in connection with the conduct of the Company or the Company Subsidiary; or (c) the Company or the Company Subsidiary has violated any intellectual property rights of any other Person.

2.8 Contracts.

(a) List of Contracts. Except for any employment or personnel-related agreements, Section 2.8 of the Seller Disclosure Schedule sets forth a complete and accurate list of all written contracts, agreements, arrangements and commitments, to which the Company and the Company Subsidiary is a party or bound with a value or payment obligations (including contingent payment obligations) in excess of $15,000 or if related to contract with either agents or carriers, with commissions over the last 12 months in excess of $25,000 or which involve any of the following matters (collectively, the “Contracts”):

(i) contracts between the Company or the Company Subsidiary and any Person to whom the Company or the Company Subsidiary provides products or services;

(ii) contracts, agreements and commitments containing covenants not to compete on the part of the Company or the Company Subsidiary or otherwise restricting the ability of the Company or the Company Subsidiary to conduct business, including with out limitation any “most-favored nation” or similar pricing terms;

(iii) contracts and purchase orders between the Company or the Company Subsidiary and its vendors, licensees and subcontractors;

(iv) any agreements or arrangements that contain any severance pay or post employment liabilities or obligations, other than as contemplated herein or in the Employment Agreements (as defined below);

(v) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(vi) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement contract or commitment with a firm or other organization;

(vii) any agreement or plan, including without limitation, a stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided herein; and

(viii) any agreement of indemnification or guaranty other than in the ordinary course of business.

(b) Validity of Contracts. Each Contract is a valid, binding and enforceable agreement of (i) the Company or the Company Subsidiary and (ii) to the knowledge of Seller, the Company and the Company Subsidiary, the other parties to the Contract. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, the Company and the Company Subsidiary are not in breach, violation or default under any of the material terms or conditions of any Contract and has not received written or verbal notice of any material breach or default (or the occurrence of an event that upon provision of notice or lapse of time or both would become a material breach or default) under any of the Contracts on the part of the Company or the Company Subsidiary and the Company or the Company Subsidiary has not given written or verbal notice of any material breach or default to any party to the Contact.

2.9 Licenses. Section 2.9 of the Seller Disclosure Schedule sets forth a complete and accurate list of all current Licenses issued to the Company and the Company Subsidiary in connection with the operation and conduct of the business of the Company and Company Subsidiary. The Licenses set forth in Section 2.9 of the Seller Disclosure Schedule constitute all Licenses required to permit the Company and the Company Subsidiary to operate or conduct its business or hold any interest in its properties or assets. Each of Seller, the Company and Company Subsidiary has not been notified in writing by any Governmental Entity or licensing authority that such Governmental Entity or licensing authority intends to cancel, terminate or modify any of any of the Licenses, except as may be routine in accordance with any expiration and renewal process and to the knowledge of Seller, the Company and Company Subsidiary, no investigation or review by any Governmental Entity or licensing authority is pending.

2.10 Financial Statements. Attached as Section 2.10 to the Seller Disclosure Schedule are (a) unaudited balance sheets of the Company at September 30, 2011 (the “Balance Sheet Date”), 2010 and 2009 and the statements of operations for the years ending on those dates and (b) the Pre-Closing Balance Sheet and the statement of operations for the period commencing on October 1, 2011 (the “Pre-Closing Financial Statements”) (such statements specified in clauses (a) and (b), together with the related notes thereto (if any), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations for the periods covered thereby, except for the absence of notes and, respecting the Pre-Closing Financial Statements, ordinary year-end adjustments. Except as set forth in Section 2.10(b) to the Seller Disclosure Schedule, the Company and Company Subsidiary do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate, has not been reflected in the balance sheets attached as Section 2.10 to the Seller Disclosure Schedule.

2.11 Subsidiaries and Investments. Other than the Company Subsidiary and except as disclosed in the Introduction hereto, and Section 2.11 of the Seller Disclosure Schedule, the Company does not own any assets or conduct any operations through any other entity or subsidiary and the Company does not control, directly or indirectly, or possess any direct or indirect ownership, equity participation or other interest in, any corporation, partnership, limited liability company, trust or other business entity.

2.12 Litigation. Except as disclosed in Section 2.12 of the Seller Disclosure Schedule, (a) there is no pending or, to the actual knowledge of Seller, the Company and the Company Subsidiary, threatened, claim, suit, arbitration or other judicial or regulatory proceeding or investigation of any character by, against or involving any of the Subject Shares or the assets of the Company or the Company Subsidiary. There is also no judgment, decree, injunction or order of any Governmental Entity against or involving any of the Subject Shares, the Company or the Company Subsidiary; and (b) there are no facts in existence which would reasonably be expected to form the basis for any such judgment, decree, injunction or order against or involving any of the Subject Shares, the Company or the Company Subsidiary.

2.13 Compliance with Laws. Except with respect to Tax matters (which are addressed in Section 2.14) and Environmental Laws (which are addressed in Section 2.15), to the knowledge of Seller, the Company and the Company Subsidiary, the operations of the Company and the Company Subsidiary have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of Governmental Entities having jurisdiction over the Company or the Company Subsidiary. Each of Seller, the Company and the Company Subsidiary has not received any notice of any violation of any such law, regulation, order or other legal requirement, and to their knowledge, the Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company or the Company Subsidiary.

2.14 Tax Matters.

(a) The Company and Company Subsidiary have properly filed all Tax Returns that they are required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable laws; provided, however, that the Company and Company Subsidiary do not make a representation or warranty herein with respect to its net operating loss. The Company and Company Subsidiary have paid all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Company and Company Subsidiary for Tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and Company Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Seller has included the Company and Company Subsidiary in its federal consolidated Tax Return for all Tax years since their inception.

(b) All Taxes that the Company and Company Subsidiary are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and Company Subsidiary have complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c) Neither the Company nor the Company Subsidiary have ever been a member of an Affiliated Group (as defined in the Code) with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Seller, as applicable. The Company and Company Subsidiary (i) have no actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or Company Subsidiary and (ii) are not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d) The Company and Company Subsidiary have each delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and Company Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or Company Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company and Company Subsidiary.

(e) No examination or audit or other action of or relating to any Tax Return of the Company or Company Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company or Company Subsidiary, threatened or contemplated. No deficiencies for Taxes of the Company or Company Subsidiary have been or are expected by the Company or Company Subsidiary to be claimed, proposed or assessed by any Governmental Entity since January 1, 2005. The Company and Company Subsidiary have not been informed by any jurisdiction in which the Company or Company Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or Company Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. The Company and Company Subsidiary have not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f) None of the assets of the Company or Company Subsidiary are “tax-exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g) The Company and Company Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) the cash method of accounting or the percentage of completion method of accounting, or (vii) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h) Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) The Company and Company Subsidiary have not distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or Company Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or Company Subsidiary, other than with respect to Taxes not yet due and payable.

(k) Section 2.14(k) of the Seller Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or Company Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent written notices or communications of any kind requesting information relating to the Company or Company Subsidiary’s nexus with such jurisdiction. Section 2.14(k) of the Seller Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company or Company Subsidiary for periods beginning before the Closing Date that have not been filed on or before the Closing Date.

(l) Neither the Company nor the Company Subsidiary (i) is party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made a check-the box election under Section 7701, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) The Company and Company Subsidiary do not have and has not had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(n) All related party transactions involving the Company or Company Subsidiary are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law. The Company and Company Subsidiary have maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

(o) Neither the Company nor the Company Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law. The Company and Company Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) There is no contract, agreement plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or Company Subsidiary that, individually or collectively, could give rise to the payment by the Company or Company Subsidiary of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code.

(q) Neither the Company nor the Company Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(r) Neither the Company nor the Company Subsidiary has any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in section 168(i)(1) of the Code.

(s) The Company Subsidiary is a disregarded entity under Treasury Regulations Section 301.7701-3(b)(1)(ii) and has not made an election under Treasury Regulations Section 301.7701-3(c) to be treated as a corporation for federal income tax purposes. Until the Closing, the Company was entitled to file with Seller consolidated federal income tax return for the Tax year of the Closing.

(t) The Company and the Company Subsidiary have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws.

(u) Neither the Company nor the Company Subsidiary is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(v) Neither the Company nor the Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

2.15 Environmental Matters. Except as set forth in Section 2.15 of the Seller Disclosure Document, to the knowledge of Seller, the Company and the Company Subsidiary, all current uses of each property currently owned or operated in connection with the business of the Company and the Company Subsidiary comply with all Environmental Laws in all material respects. The Company is not required to make any material capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure. Each of Seller, the Company and the Company Subsidiary has not received any notice, demand, letter, claim, request for information or other communication relating to any property currently owned or operated in connection with the business of the Company and the Company Subsidiary alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions, other claims or, to the knowledge of Seller, the Company and the Company Subsidiary, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law. Neither the Company nor the Company Subsidiary has been identified as a potentially responsible party at any federal or state National Priority List (Superfund) site. Neither the Company nor the Company Subsidiary has released, transported, disposed of, or arranged for the disposal of any hazardous substances as defined in or regulated under any applicable Environmental Laws, except where such disposal could not reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiary has obtained all environmental permits required for each of their businesses and facilities except for such environmental permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Subsidiary is in compliance with all terms and conditions of their environmental permits and of any applicable Environmental Law, except for such failure to be in compliance which could not reasonably be expected to have a Material Adverse Effect.

2.16 Employee Compensation and Benefits.

(a) Employee Compensation. Section 2.16(a) of the Seller Disclosure Schedule contains (i) a complete and accurate list of the key employees of the Company and the Company Subsidiary, including each individual’s job title, current salary and bonus and other monetary benefits; (ii) a list of all written agreements with each key employee of the Company; (iii) a list of all current and proposed severance agreements, programs and policies of the Company with or relating to its managers, officers or employees; and (iv) a list of all written plans, programs, agreements and other arrangements of the Company and the Company Subsidiary with or relating to its managers, officers or employees which contain change in control provisions or any other provision pursuant to which amounts may become payable by the Company or the Company Subsidiary to current or former managers, officers or employees as a result of or in connection with the transactions contemplated by this Agreement, including, without limitation, any termination of employment.

(b) Benefit Plans. Section 2.16(b) of the Seller Disclosure Schedule contains a listing of (i) each employment, consulting, severance, deferred compensation, bonus and any other employee benefit plan or agreement providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound; (ii) each “employee pension benefit plan” as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA maintained by the Company or to which the Company or the Company Subsidiary is required to contribute, including any multiemployer pension plan; and (iii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA maintained by the Company or the Company Subsidiary, or to which the Company or the Company Subsidiary contributes or is required to contribute, including any multiemployer welfare plan, and each other plan under which “fringe benefits” (including, without limitation, profit-sharing, bonus, stock option, stock purchase, stock bonus, dependent care assistance, excess benefit, incentive, salary continuation, and other compensation arrangements, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company or the Company Subsidiary (all plans, programs and arrangements described in clauses (i), (ii) and (iii), collectively, the “Employee Benefit Plans”).

(c) Compliance. All Employee Benefit Plans were established, and are now maintained and operated in accordance with all applicable laws and all regulations and interpretations thereunder and in accordance with their plan documents. There are no investigations, proceedings, or lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) pending against or involving any Employee Benefit Plan, or any fiduciary of such plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor is there any reasonable basis for any such claim.

(d) Labor Matters. Each of the Company and the Company Subsidiary is not a party to any collective bargaining or other labor agreement. Each of the Company and the Company Subsidiary is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees and no such unit or group has notified Seller, the Company or the Company Subsidiary of any intention to commence any organizational activities among the employees of the Company or the Company Subsidiary.

(e) Employment, Discrimination and Safety Maters. Except as otherwise disclosed in Section 2.12 of the Seller Disclosure Schedule, the Company and the Company Subsidiary are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and neither the Company nor the Company Subsidiary is or has been engaged in any unfair labor practices, except to the extent a failure to so comply could not, alone or together with any other failure, reasonably be expected to have a Material Adverse Effect.

(f) Work Stoppage. There are no strikes, slowdowns or work stoppages pending or, to the best of the knowledge Seller, the Company and the Company Subsidiary, threatened with respect to the employees of the Company and the Company Subsidiary, nor has any such strike, slowdown or work stoppage occurred or, to the best of the knowledge of Seller, the Company and the Company Subsidiary, been threatened. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of the knowledge of Seller, the Company and the Company Subsidiary, no question concerning representation has been raised or threatened respecting the employees of the Company and the Company Subsidiary.

(g) Governmental Contracts. Except as disclosed on Section 2.16 of the Seller Disclosure Schedule, neither the Company nor the Company Subsidiary is a contractor or subcontractor with obligations under any federal, state or local government contract.

(h) No Employee Benefit Plan Obligations. Neither the Company nor the Company Subsidiary has or could have any material liability, whether absolute or contingent, including any obligations under any of the Employee Benefit Plans described in Section 2.16(b), with respect to any misclassification of a Person as an independent contractor rather than as an employee, except where such liability could not reasonably be expected to have a Material Adverse Effect.

2.17 Adequacy of Assets. With the exception of the Excluded Assets, the assets and rights listed in Section 2.17 of the Seller Disclosure Schedule (the “Company Assets”) constitute the assets of the Company with a book value of greater than $1,000 which are used by the Company and the Company Subsidiary in connection with the operation of the business and are reasonably necessary for the continued conduct of the business as currently conducted or proposed to be conducted as of the Closing Date. Based upon disclosures from the Company’s existing management, and to Seller’s actual knowledge, Seller has no reason to believe that the Company or the Company Subsidiary will be unable, or that the Company Assets will be inadequate, other than the Excluded Assets, to continue to conduct the operations and business activities of the Company and the Company Subsidiary after the Closing Date.

2.18 Certificate, Company Agreement and Minutes. Complete and accurate copies of the certificate of organization, bylaws and minute books of the Company and the articles of organization and operating agreement or limited liability company agreement and minute books of the Company Subsidiary, together with all amendments thereto to the Closing Date, have been furnished to Buyer and its representatives.

2.19 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller, the Company or the Company Subsidiary.

2.20 Insurance. Section 2.20 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of any nature whatsoever maintained by, or on behalf of, the Company and the Company Subsidiary. Each of the Company and the Company Subsidiary maintains, with responsible insurance carriers, fire, worker’s compensation, property and general liability insurance. Such policies will be in full force and effect through the Closing Date; however, notwithstanding Section 2.20, Buyer acknowledges and agrees that all such insurance will be cancelled effective as of the Closing Date and Buyer will be required to procure on behalf of the Company and the Company Subsidiary such insurance as Buyer deems necessary or appropriate.

2.21 Bank Accounts and Powers of Attorney. Section 2.21 of the Seller Disclosure Schedule sets forth the name of each bank in which each of the Company and the Company Subsidiary has an account, lock box or safe deposit box, the number of each such account, lock box or safe deposit box and the names of the Persons authorized to draw thereon or have access thereto. Except as set forth on Section 2.21 of the Seller Disclosure Schedule, no Person holds any power of attorney from the Company or the Company Subsidiary.

2.22 Certain Payments. Neither the Company nor the Company Subsidiary nor any director, officer, agent, or employee thereof, or to the knowledge of Seller, the Company and the Company Subsidiary, any other Person associated with or acting for or on behalf of the Company or the Company Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and the Company Subsidiary, respectively.

2.23 Company Acquisitions. Since September 30, 2008, neither the Company nor the Company Subsidiary has entered into any agreement to acquire or agreed to acquire all or any part of the equity ownership or assets (including any customer list) of any Person.

2.24 No Changes. Except as set forth on Section 2.24 to the Seller Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:

(a) transaction by the Company or the Company Subsidiary except in the ordinary course of business as conducted on that date;

(b) individual capital expenditure or commitment by the Company or the Company Subsidiary exceeding $10,000;

(c) destruction of, damage to or loss of any material assets, business or customer of the Company or the Company Subsidiary (whether or not covered by insurance);

(d) labor dispute or claim of wrongful discharge of which the Company or the Company Subsidiary has received written notice or of which the Company or the Company Subsidiary is aware or other unlawful labor practice or action;

(e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the Company Subsidiary;

(f) revaluation by the Company or the Company Subsidiary of any of its assets other than depreciation as reflected in the balance sheet in Section 2.10 of the Seller Disclosure Schedule;

(g) declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock or property) in respect of the Company or the Company Subsidiary’s capital stock or equity interest, or any split, combination or reclassification;

(h) increase in the salary or other compensation payable or to become payable by the Company or the Company Subsidiary to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or the Company Subsidiary, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(i) sale, lease, license or other disposition of any of the material assets or properties of the Company or the Company Subsidiary, except in the ordinary course of business as conducted on that date;

(j) material amendment or, to the knowledge of the Company or the Company Subsidiary, any termination or violation of any Contract other than amendment or termination by the Company or the Company Subsidiary pursuant to the terms thereof in the ordinary course of business;

(k) loan by the Company or the Company Subsidiary to any person or entity, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurring by the Company or the Company Subsidiary of any indebtedness other than trade debt in the ordinary course of business consistent with past practices, guaranty of the Company or the Company Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or the Company Subsidiary or guaranteeing of any debt securities of others;

(l) waiver or release of any material right or claim of the Company or the Company Subsidiary, including any write-off or other compromise of any account receivable of the Company or the Company Subsidiary;

(m) delay or postponement of the payment of any accounts payable or commissions or any other liability or agreement or negotiation with any party to extend the payment of any accounts payable or commissions or any other liability or acceleration of the collection of (or discounted) any accounts or notes receivable;

(n) event or condition of any character that has a Material Adverse Effect on the Company or the Company Subsidiary; and

(o) negotiation or agreement by the Company or the Company Subsidiary or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (n) (other than by negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

2.25 Customers, Suppliers and Carriers. Except as set forth in Section 2.25 of the Seller Disclosure Schedule, the Company or the Company Subsidiary has not received notice from any material supplier or carrier of the Company or the Company Subsidiary within the past year stating that it will stop, or decrease the rate of, supplying products or services to the Company or Company Subsidiary, and the Company or the Company Subsidiary has not received notice from any material customer or client of the Company or the Company Subsidiary within the past year stating that it will stop, or decrease the rate of, buying products or services from the Company or the Company Subsidiary. Section 2.25 of the Seller Disclosure Schedule sets forth a list of the name and address of each customer or client that accounted for more than five percent (5%) of the revenues of the Company or the Company Subsidiary during the period from January 1, 2011 to December 31, 2011.

2.26 Affiliated Relationships. All services rendered and all products sold by the Company or the Company Subsidiary to Seller, Company or the Company Subsidiary or any Affiliate thereof have been recorded in the books and records of the Company or the Company Subsidiary at their full value as if they were transferred in arm’s length transactions. Except as set forth in Section 2.26 of the Seller Disclosure Schedule, no equity holder, director, officer, manager or employee of Seller, Company or the Company Subsidiary, nor any Affiliate thereof has, or has had at any time since January 1, 2009, (i) any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or the Company Subsidiary; (ii) any agreement, arrangement or understanding with the Company or the Company Subsidiary other than compensation and benefits as an employee payable in the ordinary course of business; or (iii) any claim or other right against the Company or the Company Subsidiary.

2.27 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or Company Subsidiary.

2.28 Complete Copies of Materials. Seller, Company and Company Subsidiary have delivered or made available to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries of same) set forth in the Seller Disclosure Schedule or requested by Buyer or its representatives.

2.29 Representations Complete. None of the representations or warranties made by Seller (as modified by the Seller Disclosure Schedule hereunder), nor any statement made in any schedule or certificate furnished by Seller pursuant to this Agreement, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties to Seller as set forth below as of the Closing Date.

3.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon.

3.2 Authorization of Agreement. Buyer has all requisite power and authority to enter into this Agreement and to complete the transactions contemplated in this Agreement. This Agreement and the other Transaction Documents have (except for Transaction Documents to be executed and delivered solely by Seller) been duly and validly approved by the manager of Buyer and no other proceeding on the part of Buyer is necessary to approve this Agreement and to complete the transactions contemplated in this Agreement. This Agreement and the other Transaction Documents delivered by Buyer: (a) have been duly executed and delivered by Buyer, and (b) constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

3.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents executed and delivered by Buyer and the completion of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of the articles of organization or operating agreement or limited liability company agreement of Buyer; or (b) violate any provision or requirement of any federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer, except for violations that do not affect the ability of Buyer to complete the transactions contemplated by this Agreement.

3.4 Governmental Consents. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement and the other Transaction Documents required to be delivered by Buyer or the completion of the transactions contemplated hereby or thereby, except for consents that do not affect the ability of Buyer to complete the transactions contemplated by this Agreement.

3.5 Litigation. There are no claims, actions, suits, or proceedings (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to the knowledge of Buyer, threatened by or against Buyer, the manager, members, officers, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to the transactions contemplated by this Agreement or Buyer’s ability to complete the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity involving, affecting or relating to the transactions contemplated by this Agreement or materially and adversely affecting Buyer’s ability to complete the transactions contemplated by this Agreement.

3.6 Securities Matters. Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended. The Subject Shares to be purchased by Buyer will be acquired for investment for Buyer’s own account, not with a view to the distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Buyer understands that the Subject Shares have not nor are they contemplated to be registered under any federal, state or local securities laws and may not be resold unless permitted under applicable exemptions contained in securities laws or upon the satisfaction of the registration or qualification requirements of such securities laws. Buyer acknowledges and agrees that, subject to the accuracy of Seller’s representations it must bear the economic risk of its investment in the Subject Shares since such investment has not been registered or qualified under any such securities laws. Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Subject Shares. Buyer understands that the Subject Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as such securities are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Subject Shares or an exemption from registration under the Securities Act.

3.7 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage or finder’s commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer.

3.8 Financial Capacity. Buyer (i) has, and at the Closing will have, the resources and capabilities (financial or otherwise) reasonably necessary to perform its obligations under this Agreement and the Promissory Note, and (ii) has not incurred any obligation, commitment, restriction or liability of any kind, which would materially impair or adversely affect such resources and capabilities.

3.9 Condition of the Company. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller under this Agreement and any exhibits and schedules attached hereto (as modified by the schedules hereto as supplemented or amended), and Buyer acknowledges and agrees that, except for such representations and warranties, the Subject Shares and all assets of the Company are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in this Agreement and any exhibits and schedules attached hereto (as modified by the schedules hereto as supplemented or amended). As of the Closing Date, Buyer acknowledges that it has conducted its own independent investigation of the condition, operations and business of the Company and the Company Subsidiary and, in making its determination to proceed with the transactions contemplated in this Agreement, Buyer has relied on the results of its own independent investigation in addition to representations, warranties and covenants provided by the Seller hereunder.

3.10 Representations Complete. None of the representations or warranties made by the Buyer, nor any statement made in any schedule or certificate furnished by the Buyer pursuant to this Agreement, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4

CERTAIN COVENANTS PRIOR TO AND AFTER THE CLOSING

4.1 Access and Investigation. In contemplation of this Agreement and prior to the Closing Date, Buyer acknowledges that Seller will cause the Company and the Company Subsidiary to afford Buyer and its representatives reasonable access during normal business hours to the Company’s and the Company Subsidiary’s personnel, properties, contracts, books and records, and other documents and data.

4.2 Operation of the Business. In contemplation of this Agreement and prior to the Closing Date, Seller will cause the Company and the Company Subsidiary to:

(a) conduct the business of the Company and the Company Subsidiary only in the ordinary course of business;

(b) use commercially reasonable efforts to maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and the Company Subsidiary;

(c) confer with Buyer concerning operational matters of a material nature and outside the course of ordinary business; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company and the Company Subsidiary.

After the Closing Date, Buyer will cause the Company and the Company Subsidiary to comply with all obligations existing or surviving the Closing under any contract of Company or the Company Subsidiary for the provision of goods or services, including but not limited to warranty obligations, whenever arising, whether known or unknown prior to the Closing, excluding Seller’s obligations of indemnification under Article 5 of this Agreement.

4.3 Confidential Information; Public Announcements. As previously agreed to between the parties, Seller has been and shall continue to be permitted to inform its and the employees of the Company and the Company Subsidiary, as well as select customers, regarding this Agreement and the transaction contemplated by this Agreement (excluding Purchase Price and other commercial terms), as well as compliance with applicable legal disclosure and notification requirements and obligations. Otherwise, from and after the Closing Date, the parties hereto shall hold in confidence, and shall cause their respective Affiliates, stockholders, members, managers, directors, officers, employees and agents to hold in confidence, all Confidential Information. Except as provided and permitted in this Section 4.3, no party to this Agreement will disclose or make use of, and each shall cause their respective Affiliates, stockholders, members, managers, directors, officers, employees and agents not to disclose or make use of, Confidential Information without the prior written consent of the other party.

4.4 Solicitation and Hiring of Employees. For a period of one (1) year after the Closing Date, without the prior written consent of the other, neither Seller nor Buyer, nor their respective Affiliates will, either directly or indirectly as a stockholder, investor, member, manager, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any employee to terminate employment with, as applicable, Seller, the Company, the Company Subsidiary, Buyer or any of their respective Affiliates, or (b) hire or attempt to hire any employee of Seller, the Company, the Company Subsidiary, Buyer or any of their respective Affiliates; provided nothing herein shall be deemed to preclude or preclude any advertisement or general solicitation (or hiring resulting therefrom) that is not specifically targeted at such Persons nor shall it prohibit the solicitation or hiring of any such Person who initiates employment discussions with Seller or its Affiliates.

4.5 Noncompetition.

(a) For a period of two (2) years after the Closing Date, Seller and its subsidiaries will not, (a) directly or indirectly solicit or accept any business of the type currently engaged in by the Company from any current agents under contract with the Company or Company Subsidiary at the Closing, (b) directly or indirectly through active participation request or advise any Person that uses Company or Company Subsidiary as of the Closing to withdraw, curtail or cancel its business, or (c) either directly or indirectly as a greater than five percent (5%) stockholder, investor, partner, director, officer, employee, consultant or otherwise, engage in the wholesale distribution on major medical or individual health insurance products through a network of retail agents or other general agents throughout the United States.

(b) Following the Closing Date, Seller and its Affiliates shall not use the words “Americas Health Care/Rx Plan Agency” or “AHCP”, in combination, in offering any services or products within the United States. If any provision set forth in Section 4.4 or this Section 4.5 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, and that any court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom (“blue-penciling”), and, in its modified, reduced or blue-penciled from, such provision shall then be enforceable by the parties hereto.

(c) For purposes of Section 4.5(a), in the event a third party shall acquire more than fifty percent (50%) of the outstanding common stock of Seller during the two (2) years after the Closing Date pursuant to merger, consolidation or any other corporate transaction or in any other manner, resulting in Seller becoming a subsidiary of the third party, such third party and its Affiliates and subsidiaries and their respective officers, directors, employees, agents and representatives (other than Seller and its subsidiaries) shall not be subject to the provisions of this Section 4.5.

4.6 Sharing of Data. From and after the Closing, upon reasonable advance notice, Seller shall have the right to have reasonable access during normal working hours to (a) those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are being transferred to or retained by the Company and (b) the workpapers of the Company’s and Buyer’s accountants, in each case to the extent that any of the foregoing shall be needed by Seller for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations, or otherwise under this Agreement. During the five (5) years after the Closing Date, the Company shall not destroy any pre-Closing books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records or accounts. Seller may retain copies of such records in its possession.

4.7 Cooperation in Litigation. From and after the Closing Date, each party shall fully cooperate with the other in the defense or prosecution of any litigation, audit or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the business of the Company or the Company Subsidiary prior to or after the Closing (other than litigation among the parties hereto or their respective Affiliates arising out of the transactions contemplated by this Agreement or the other Transaction Documents). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its managers, members, directors, officers, employees and agents, but shall not be responsible for reimbursing such party or its managers, members, directors, officers, employees and agents for their time spent in such cooperation.

4.8 Certain Tax Matters.

(a) Tax Returns.

(i) Seller shall include all taxable income and loss (and items of income, gain, loss, deduction and credit) attributable to the Company (and that of the Company Subsidiary as a disregarded entity) on Seller’s consolidated U.S. federal income Tax Return (and similar state, local or foreign Tax Return) for all periods through and including the Closing Date and pay any income Taxes. Seller shall pay any Taxes arising out of the period prior to the Closing Date, whenever such Taxes become due. Buyer shall furnish Tax information (including the information related to the Section 338 Taxes) to Seller for inclusion in Seller’s U.S. federal consolidated income Tax Return (and similar state, local or foreign Tax Return) for the period which includes the Closing Date in accordance with the past income Tax practices of Seller and the Company, as may be applicable, and the Section 338 Election. Seller shall make all payments required with respect to any such Tax Return.

(ii) The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for any period that commences before the Closing Date and ends after the Closing Date (a “Straddle Period”) . The Buyer shall permit Seller to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Tax Return for a Straddle Period, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” If the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the applicable Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date, and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

(b) Cooperation. Seller, on the one hand, and Buyer, on the other hand, shall, with respect to any Tax Return which such party is responsible for preparing and filing, make such Tax Return and related work papers available for meaningful review, comment and reasonable modification by the other party, if the Tax Return (i) is with respect to Taxes for which the other party or one if its Affiliates may be liable, or (ii) claims Tax benefits which the other party or one of its Affiliates is entitled to receive. Seller and Buyer shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns pursuant to this Agreement and any audit, litigation, or other proceeding related to such Tax Returns. Such cooperation shall include the retention and provision of records and information relevant to any such Tax filing, audit, litigation or other matter and making employees available on a reasonable basis. With respect to the retention of records, Seller shall retain all Tax Returns, schedules and work papers, and all records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, any extension thereof).

(c) Tax Controversies and Audits.

(i) In the event any Tax authority informs Seller, on the one hand, or Buyer, on the other hand, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.

(ii) Seller shall control all audits and contests relating to any Taxes attributable to the business of the Company and the Company Subsidiary for all Tax periods ending on or prior to the Closing Date. Buyer shall control all audits and contests relating to any Taxes attributable to the business of the Company and the Company Subsidiary that arise following the Closing Date or for any Straddle Period.

(iii) Without the prior written consent of Buyer, Seller may not settle or agree to any settlement of any Tax liability relating to a Tax period ending on or prior to the Closing Date if such settlement or agreement would have an adverse impact on Buyer’s Tax liability for any Tax period ending after the Closing Date. Without the prior written consent of Seller, Buyer may not settle or agree to any settlement of any Tax liability relating to a Tax period ending after the Closing Date if such settlement or agreement would have an adverse impact on Seller’s Tax liability for any Tax period ending on or prior to the Closing Date.

(d) Transfer Taxes. All stamp, documentary, recording, transfer and sales and use Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller. Seller at its own expense shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by Seller. Subject to the limits set forth in this Article 5, Seller shall indemnify, defend, reimburse and hold harmless the Buyer Indemnitees, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions) (“Losses”) reasonably incurred by any of the Buyer Indemnitees, arising out of:

(a) the breach of any representation or warranty made by Seller contained in this Agreement or any other Transaction Document;

(b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other Transaction Document;

(c) the payment of any and all Taxes for any Tax period ending on or before the Closing Date and for the portion of any Straddle Period before the Closing Date;

(d) any violation of Environmental Law that occurred prior to the Closing Date (whether or not such violation is disclosed in the Seller Disclosure Schedule);

(e) any acts or omissions by the Company or the Company Subsidiary employees, agents or contractors that occurred prior to the Closing Date;

(f) the termination of employment of any employees on or prior to the Closing Date; or

(g) any litigation relating to acts or omissions occurring on or prior to the Closing Date by the Company, the Company Subsidiary or any of their employees, agents or contractors.

5.2 Indemnification by Buyer. Buyer shall indemnify, defend, reimburse and hold harmless the Seller Indemnitees, from and against any and all Losses reasonably incurred by any Seller Indemnitee, arising out of:

(a) the breach of any representation or warranty made by Buyer contained in this Agreement or any other Transaction Document;

(b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other Transaction Document;

(c) the payment of any and all Taxes that are the responsibility of Buyer under this Agreement; or

(d) any violation of an Environmental Law that occurs on or after the Closing Date

THE FOREGOING OBLIGATIONS OF INDEMNIFICATION IN SECTIONS 5.1 AND 5.2 EXPRESSLY REQUIRE INDEMNIFICATION BY THE INDEMNITOR FOR THE NEGLIGENCE OF THE INDEMNITEE. SHOULD THE INDEMNIFICATION PROVISIONS HEREIN BE HELD INVALID OR UNENFORCEABLE SUCH PROVISION SHALL BE DEEMED REPLACED BY A VALID AND ENFORCEABLE PROVISION AND IN SUCH EVENT, ANY COST INCURRED BY AN INDEMNITEE NOT COVERED BY THE MODIFIED PROVISION TO THE FULL EXTENT INTENDED HEREBY SHALL ENTITLE SELLER OR BUYER, AS APPLICABLE, TO AN ADJUSTMENT TO THE PRINCIPAL AMOUNT OF THE PROMISSORY NOTE IN THE AMOUNT OF SUCH COST. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SELLER’S INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS ARTICLE V SHALL BE REDUCTION OF THE PRINCIPAL AMOUNT OF THE PROMISSORY NOTE AND SUCH REDUCTION SHALL BE THE SOLE REMEDY AVAILABLE TO BUYER AND BUYER INDEMNITEES IN CONNECTION WITH ANY BREACH OF A REPRESENTATION OR WARRANTY OR NON-PERFORMANCE, PARTIAL OR TOTAL, OF ANY COVENANT, AGREEMENT OR OBLIGATION CONTAINED IN THIS AGREEMENT (OTHER THAN THE COVENANTS, AGREEMENTS AND OBLIGATIONS SET FORTH IN SECTIONS 4.3, 4.4, 4.5, 4.7 AND 4.8).

5.3 Indemnification Procedure.

(a) Notice of Claim. Whenever any claim (a “Claim”) shall arise for indemnification under this Article 5, the Indemnitee shall promptly give written notice to the Indemnitor and each other party hereunder with respect to the Claim, which notice shall include reliable information of the facts constituting the basis for the Claim. Notwithstanding the foregoing, the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby. In the event of any Claim resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of liability arising therefrom. The Indemnitee shall not settle or compromise any claim by any third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnitor shall not have taken control of such suit after notification thereof as provided in Section 5.3(c) hereof.

(b) Obligations of Indemnitor. Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor’s sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with counsel at its own expense. The Indemnitor shall have the right to elect to settle any claim for monetary damages without the Indemnitee’s consent only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld; provided, however, if the Indemnitee fails to give such consent within twenty (20) days of being requested to do so, the Indemnitee shall, at its expense, assume the defense of such Claim and regardless of the outcome of such matter, the Indemnitor’s liability hereunder shall be limited to the amount of the proposed settlement. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee’s rights without the Indemnitee’s prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

(c) Assumption of Defense. If the Indemnitor (i) fails to assume the defense of the subject of any Claim in accordance with the terms of Section 5.3(b), (ii) fails diligently to prosecute such defense, or (iii) has, in the Indemnitee’s reasonable good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, at the Indemnitor’s sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim; provided, however, that any compromise or settlement shall be subject to the Indemnitor’s consent, which consent will not be unreasonably withheld. If the Indemnitee defends the subject of a Claim in accordance with this Section 5.3(c), the Indemnitor shall cooperate with the Indemnitee and its counsel in all reasonable respects and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor’s knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor’s position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

5.4 Right of Offset. All payments owing under any Claim will be made promptly as indemnifiable Losses are incurred. Subject to the limitations of Section 5.5 as applicable to the Indemnitor, if the Indemnitee defends the subject matter of any Claim in accordance with Section 5.3(c), the expenses (including reasonable attorneys’ fees and costs) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee; provided that the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law. Buyer (on behalf of the Buyer Indemnitees) shall have the right satisfy any claim for indemnification (subject to the terms and conditions contained in this Article 5) by reducing any amounts due under the Promissory Note.

5.5 Limitations.

(a) Seller’s Limit. Notwithstanding any other provisions in this Agreement, the maximum aggregate liability of Seller to the Buyer Indemnitees for all Claims arising under this Agreement and the other Transaction Documents including but not limited to any breach of contract or any representation or warranty or covenant and all Claims related to or in connection with the transactions contemplated in this Agreement (a “Liability Event”) will equal the principal amount of the Promissory Note at the time of its issuance, as increased or decreased pursuant to Sections 1.5 and 1.6, and shall constitute a reduction of the outstanding principal amount of the Promissory Note; provided, further, that the above limitation on liability shall also apply to any third party claims arising from any acts or omissions occurring on or prior to the Closing Date by the Seller, the Company, the Company Subsidiary or any of their respective employees, agents or contractors. Reduction of the principal amount of the Promissory Note pursuant to this Section 5.5(a) shall be the only source for indemnification of the Buyer Indemnitees, notwithstanding any other provision of this Agreement.

(b) Seller’s Basket. Notwithstanding Section 5.5(a), Seller will have no liability (for indemnification or otherwise) with respect to the matters to which the foregoing liability limits apply until the total of all claims with respect to such matters exceed $25,000.

(c) Buyer’s Limit. The maximum aggregate liability of Buyer to the Seller Indemnitees for any breach of any representation or warranty will equal the principal amount of the Promissory Note at the time of its issuance, as increased or decreased pursuant to Sections 1.5 and 1.6.

(d) Buyer’s Basket. Notwithstanding Section 5.5(c), Buyer will have no liability (for indemnification or otherwise) with respect to the matters to which the foregoing liability limits apply until the total of all claims with respect to such matters exceed $25,000.

(e) Additional Limits. Notwithstanding any other provision contained in this Agreement, in no event shall Seller, Buyer or their respective Affiliates be liable for any special, punitive, incidental, or consequential losses, damages or expenses including without limitation loss of profits.

THE FOREGOING LIMITATIONS ON LIABILITY IN THIS SECTION 5.5 EXPRESSLY APPLY IN THE EVENT OF THE NEGLIGENCE OF THE PARTY WHOSE LIABILITY IS WAIVED OR LIMITED AND SHALL INURE TO THE BENEFIT OF THE RESPECTIVE MANAGERS, OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS EMPLOYEES, AGENTS AND REPRESENTATIVES OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES. SHOULD THE LIMITATIONS ON LIABILITY BE HELD INVALID OR UNENFORCEABLE SUCH PROVISION SHALL BE DEEMED REPLACED BY A VALID AND ENFORCEABLE PROVISION AND IN SUCH EVENT, ANY COST INCURRED BY A BENEFICIARY NOT COVERED BY THE MODIFIED PROVISION TO THE FULL EXTENT INTENDED HEREBY SHALL ENTITLE SELLER OR BUYER, AS APPLICABLE, TO AN ADJUSTMENT TO THE PURCHASE PRICE IN THE AMOUNT OF SUCH COST.

5.6 Survival. All such representations and warranties contained in this Agreement or any other Transaction Document will expire on the Closing Date and the indemnification obligations of both Buyer and Seller set forth in this Article 5 will terminate on the Closing Date. All covenants, agreements and obligations contained in this Agreement or any other Transaction Document will survive for the applicable period specified in this Agreement or the applicable Transaction Document or, if no period is specified, until the second anniversary of the Closing Date.

ARTICLE 6

MISCELLANEOUS

6.1 Definitions.

(a) “Acquisition Balance Sheet” has the meaning ascribed to it in Introduction E.

(b) “Action” means any action, suit, counterclaim, cross-claim, appeal, arbitration or mediation for any relief against a party hereunder or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms of this Agreement or to declare rights under this Agreement.

(c) “Additional Closing Documents” has the meaning ascribed to it in Section 1.3(d).

(d) “Affiliate” has the meaning ascribed to it in Rule 405 under the Securities Act.

(e) “Agreement” has the meaning ascribed to it in the preamble to this Agreement.

(f) “Allocation Schedule” has the meaning ascribed to it in Section 1.2(b).

(g) “Arbitrator” has the meaning ascribed to it in Section 1.7.

(h) “Balance Sheet Date” has the meaning ascribed to it in Section 2.10.

(i) “Buyer” has the meaning ascribed to it in the preamble to this Agreement.

(j) “Buyer Indemnitees” means Buyer, the Company and their respective Affiliates, and the members, managers, directors, officers and employees of any of them.

(k) “Claim” has the meaning ascribed to it in Section 5.3(a).

(l) “Closing” has the meaning ascribed to it in Section 1.3(a).

(m) “Closing Date” means set forth in the preamble of this Agreement.

(n) “Closing Payment” has the meaning ascribed to it in Section 1.2(a).

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Company” has the meaning ascribed to it in Introduction A hereof.

(q) “Company Assets” has the meaning ascribed to it in Section 2.17 hereof.

(r) “Company Subsidiary” has the meaning ascribed to it in Introduction D hereof.

(s) “Confidential Information” means any information not in the public domain, in any form, relating to the Company, including, without limitation, information regarding vendors, suppliers, trade secrets, training programs, technical information, contracts, systems, procedures, know-how, trade names, improvements, price lists, financial or other data, business plans, computer programs, software systems, internal reports, personnel files or any other compilation of information, written or unwritten, which is or was used in the Company.

(t) “Contracts” has the meaning ascribed to it in Section 2.8(a).

(u) “Decision” means any judgment, order, ruling, or award granted with respect to an Action.

(v) “Demand” has the meaning ascribed to it in Section 2.7.

(w) “Employee Benefit Plans” has the meaning ascribed to it in Section 2.16(b).

(x) “Environmental Laws” means all applicable laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment.

(y) “Excluded Assets” has the meaning ascribed to it in Introduction B.

(z) “Financial Statements” has the meaning ascribed to it in Section 2.11 hereof.

(aa) “GAAP” has the meaning ascribed to it in Introduction D.

(bb) “Governmental Entity” means any court, arbitrator, federal, state or local government agency, regulatory body, or other governmental authority.

(cc) “Indemnitee” means the Buyer or Seller and its Affiliates and entitled to indemnification under Article 5.

(dd) “Indemnitor” means the party obligated to provide indemnity under Article 5.

(ee) “Intellectual Property” has the meaning ascribed to it in Section 2.7 hereof.

(ff) “Intellectual Property Rights” has the meaning ascribed to it in Section 2.7 hereof.

(gg) “knowledge” or “known” means, with respect to any individual, the actual knowledge of such individual or, in the case of any entity, the actual knowledge, after reasonable independent investigation, of the Persons set forth on Schedule 6.1 hereto for such entity. Wherever there is a reference to Seller’s knowledge, the knowledge of Seller or similar references or expressions, such knowledge shall be deemed to be the actual current knowledge of Brett Wimberley, Charles Harris, Amanda Hale, Joe Danko and Sherri Peck only.

(hh) “License” means any permit, license or other governmental authorization.

(ii) “Losses” has the meaning ascribed to it in Section 5.1 hereof.

(jj) “Material Adverse Effect” means, with respect to the Company and the Company Subsidiary, when used in connection with any person (including any individual or entity), any change, event, circumstance, effect, violation or inaccuracy, individually or when aggregated with other changes, any material adverse effect (i) on the business, properties, assets, capitalization results of operations or financial condition of the Company and the Company

Subsidiary taken as a whole, other than any effect, change, event, occurrence or state of facts (A)relating to the economy or financial markets affecting the industry generally in which the Company and Company Subsidiary operates, which changes do not disproportionately affect the Company or Company Subsidiary as compared to other similarly situated participants in the industry in which the Company and Company Subsidiary operate or (B) of any action taken by Buyer or its Affiliates on the Closing Date or any time thereafter with respect to the Company or the Company Subsidiary, or (ii) Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated herein.

(kk) “Net Working Capital” has the meaning ascribed to it in Section 1.4.

(ll) “Notice of Allocation Dispute” has the meaning ascribed to it in Section 1.2(d).

(mm) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, Governmental Entity, or any other entity.

(nn) “Post-Closing Balance Sheet” has the meaning ascribed to it in Section 1.5(a).

(oo) “Pre-Closing Balance Sheet” has the meaning ascribed to it in Introduction E.

(pp) “Pre-Closing Financial Statements” has the meaning ascribed to it in Introduction E.

(qq) “Promissory Note” has the meaning ascribed to it in Section 1.2(a).

(rr) “Purchase Price” has the meaning ascribed to it in Section 1.2(a).

(ss) “Section 338 Determinations” has the meaning ascribed to it in Section 1.2(c).

(tt) “Section 338 Elections” has the meaning ascribed to it in Section 1.2(b).

(uu) “Section 338 Notification” has the meaning ascribed to it in Section 1.6.

(vv) “Section 338 Regulations” has the meaning ascribed to it in Section 1.2(b).

(ww) “Section 338 Taxes” has the meaning ascribed to it in Section 1.6.

(xx) “Securities Act” means the Securities Act of 1933, as amended.

(yy) “Seller” has the meaning ascribed to it in the preamble to this Agreement.

(zz) “Seller Notice” has the meaning ascribed to it in Section 1.6.

(aaa) “Seller Indemnities” means Seller and its respective Affiliates, and the members, managers, directors, officers and employees of any of them.

(bbb) “Subject Shares” has the meaning ascribed to in Introduction A hereof.

(ccc) “Target Working Capital” has the meaning ascribed to it in Section 1.4.

(ddd) “Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority, liability of a Person and their Affiliates for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); or (iii) liability of a Person and their Affiliates for the payment of any amounts of the type described in clause (i) above as a result of their assuming, succeeding or being held liable for any reason for the liability of any other Person whether by express or implied agreement, by operation of law, or otherwise.

(eee) “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes or any claim for refunds of any Taxes, including, without limitation, any amendments or supplements to any of the foregoing.

(fff) “Transaction Documents” has the meaning ascribed to it in Section 1.3(d).

(ggg) “Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code.

6.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or five (5) business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 6.2:

If to Seller:	Access Plans, Inc.

  900 36th Avenue, NW, Suite 105

Norman, Oklahoma 73072
Attn: Bradley Denison
Telephone No.: (405) 579-8525
Facsimile No.: (405) 928-2766

With a copy to:	Dunn Swan & Cunningham
2800 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Attn: Michael E. Dunn
Telephone No.: (405) 245-1656
Facsimile No.: (405) 509-1541

If to Buyer:	Reliant Financial Group, LLC
7900 SE 28th St. Suite 400
Mercer Island, WA 98040
Attention: Chief Executive Officer

with a copy (which shall not constitute notice but which is nonetheless required for notice) to:

Greenberg Traurig, LLP
1201 K Street
Suite 1100
Sacramento, CA 95814
Attention Mark C. Lee
Telephone No.: (916) 442-1111
Facsimile: (916) 448-1709

6.3 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

6.4 Complete Agreement. This Agreement, the exhibits and schedules hereto and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

6.5 Amendment, Modification, Waiver and Consents. This Agreement may be amended, modified or supplemented only by written agreement of Seller, on the one hand, and Buyer, on the other hand. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by an officer of the party granting such waiver. Notwithstanding the foregoing, any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

6.6 Headings and References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to articles, sections, schedules and exhibits refer to the referenced articles, sections, schedules or exhibits hereof unless otherwise specified.

6.7 Governing Law. This Agreement and the other Transaction Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

6.8 Submission to Jurisdiction and Waiver of Jury Trial.

(a) All actions or proceedings arising in connection with this Agreement and the other Transaction Documents shall be tried and litigated, if such action or proceeding is initiated by Buyer, exclusively in the state court located in Norman, Oklahoma or federal court located in Oklahoma City, Oklahoma, and if such action or proceeding is initiated by Seller, exclusively in the state court located in Portland, Oregon or federal court located in Portland, Oregon, except as otherwise provided in Section 1.7, which shall be subject to arbitration as provided herein. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the applicable state and federal courts set forth above shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 6.8 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 6.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9 Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

6.10 Expenses of Transactions. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and (b) all fees, costs and expenses incurred by Seller in connection with the transactions contemplated by this Agreement shall be borne by Seller.

6.11 Attorneys’ Fees. If Buyer or any of its Affiliates, successors or assigns brings any Action against Seller or any of its Affiliates, successors or assigns, or if Seller or any of its Affiliates, successors or assigns brings any Action against Buyer or any of its Affiliates, successors or assigns, in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party its reasonable attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any Decision granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. For the purposes of this Section 6.11 attorneys’ fees shall include, without limitation, fees incurred in the following: (a) post-judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation. All costs and expenses for which a party shall be obligated to pay pursuant to this Section 6.11 shall be subject to the indemnification limitation of that party under Section 5.5.

6.12 Suretyship Waiver.

(a) Availability of Recourse. Without in any manner limiting the obligations of any party under this Agreement, Seller may, subject to the terms and conditions hereof, (i) accept partial payments from either the Company or Buyer on account of the obligations under this Agreement; (ii) release or substitute either the Company or Buyer, and otherwise deal with either the Company or Buyer as Seller may determine in accordance with the terms hereof and applicable law; (iii) settle or release, either by agreement or by operation of law, either Company or Buyer; and (iv) proceed directly against the property of either the Company or Buyer without proceeding against the other to collect and recover the full amount of the obligations or any portion thereof, and each of Company or Buyer waives any right to require Seller to proceed against the other, or pursue any other remedy in their respective power whatsoever.

(b) Waiver of Defenses. Each of Seller and Buyer hereby waives any defense arising by reason of any disability or other defense of the other or by reason of the cessation from any action of any kind against the other. Seller may, in its sole discretion, exercise any right or remedy it may have against either the Company or Buyer without affecting or impairing in any way the liability of the other hereunder. The rights of Seller under this Agreement and the other Transaction Documents will be enforceable without regard to the validity, regularity or enforceability of the obligations of either the Company or Buyer or any document evidencing the same. The rights of Buyer under this Agreement and the other Transaction Documents will be enforceable without regard to the validity, regularity or enforceability of the obligations of Seller or any document evidencing the same.

6.13 Publicity. Upon execution of this Agreement, Seller and Buyer shall jointly issue a press release, as mutually agreed upon by Seller and Buyer. Seller and Buyer intend that all future statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement must be mutually agreed upon by Seller and Buyer and neither Seller nor Buyer, nor any of their respective subsidiaries or Affiliates may, without such mutual agreement, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law and then only (a) upon the advice of such party’s legal counsel and (b) following at least one (1) business day’s notice to Seller or Buyer, as applicable (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict Seller’s communications with its employees or customers in the ordinary course of business.

6.14 Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

6.15 Facsimiles; Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Subject Shares Purchase Agreement as of the date first written above.

BUYER:

Reliant Financial Group, LLC,

an Oregon limited liability company

By: /S/ Robert Seda

Name: Robert Seda

Title: Member

SELLER:

Access Plans, Inc.,

an Oklahoma corporation

By: /S/ Bradley W. Denison

Name: Bradley W. Denison

Title: Chief Operating Officer, Secretary

LIST OF EXHIBITS

Exhibit A	Pre-Closing Balance Sheet

Exhibit B	Acquisition Balance Sheet

Exhibit C	Promissory Note

Exhibit D	IT Transition Services Agreement

Exhibit E	Release

Exhibit F	Employment Agreement

(The disclosure schedules to the Stock Purchase Agreement will be provided to the U.S. Securities and Exchange Commission by Access Plans, Inc. upon request.)